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                                                                   EXHIBIT 10.25

                        [DELUXE CORPORATION LETTERHEAD]


February 14, 2000


Mr. Steve Coleman
2609 Emerson Avenue South
Minneapolis, MN 55408

Dear Steve:

It is my pleasure to formally offer you the position of Senior Vice President and General Counsel of the new eFunds Corporation, reporting to me. You will also serve as a member of the company's senior policy group, along with Debra Janssen, Nikhil Sinha, Paul Bristow and me. This offer is contingent upon approval by the Compensation Committee of the Deluxe Board of Directors (expected February 25th), and will be effective March 1, 2000.

The following confirms our discussions regarding your job offer:

Start date:  3/1/00.

Base salary: $200,000 annually, payable monthly. This figure will next be reviewed for possible adjustment as of January 1, 2001.

Target bonus: Your target bonus will be 40% of base salary, or $80,000 annually. In addition, this figure can range from 0% to 80% of base salary (or $0 to $160,000), depending upon the company's performance against board-approved annual operating plan measures. In all probability, your measures will be identical to my own.

Stock option grant: Competitive market studies conducted by compensation consultants suggest that your position should receive annual stock option grants with value (as determined by the Black-Schoals method) equal to 100% of your base salary. In addition, the Deluxe Board of Directors has determined that certain senior officers of the new eFunds will be granted "double options" in this formative year -- i.e. options valued at 200% of your base salary. The exact number of shares won't be finalized for another few weeks, but we intend to grant you a number of options at the IPO strike price (which will vest in thirds, on the first, second and third anniversary of the IPO) with approximate value of $400,000. The next occasion for another option grant is expected to be on or about January 1, 2002.

Severance: Should your employment be terminated for reasons other than willful misconduct, gross negligence or unlawful actions toward the Company or toward others involved with the Company's business (in other words, should you be terminated because your job performance is judged inadequate, your job is eliminated or any other similar
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reason), you will receive a severance package consisting of one year's base salary, plus a second year of "income continuation". Income continuation means that, if you are unemployed at the end of the first year following termination from eFunds, or employed at a salary level which is less than your eFunds base salary at the time of your termination, eFunds would continue to pay your base salary (or the difference between your eFunds base salary and whatever new salary you are earning) for up to one additional year, or if earlier, until such time as your new salary equals or exceeds your former eFunds salary.

Change of Control: Although the new eFunds Board of Directors has not yet been constituted and therefore cannot formally approve a change of control agreement, I will be proposing that the new company approve a Change of Control Agreement essentially identical to the one now in place for the Deluxe Corporation (copy attached), and that it cover you as Senior Vice President & General Counsel along with a small number of other senior executives, including myself.

Medical/Dental Insurance: You are eligible for medical and dental insurance for you and your family on the first of the month following the date of hire.

Group Home & Group Auto: You are eligible for the Company's group home & auto insurance program on the first of the month following the date of hire.

Life Insurance: You are eligible for 1 times pay at Company cost, but you may purchase an additional 6 times pay up to $1,000,000 through the Company's life insurance plan. You may also purchase Dependent life insurance for your spouse and children, up to $100,000 for your spouse and up to $25,000 for each child under the age of 19 or age 23 if the child is a full-time student.

Retirement: While the new eFunds retirement plan has not been finalized, it is expected to include a Defined Contribution Pension element of 4% of base salary, a variable "profit sharing" component targeted at 3%, and a 401k plan in which the company will match your contributions up to 3% of eligible wages.

Vacation: Upon acceptance of this offer, you are eligible for 5 weeks of annual vacation.

Long term disability: Your coverage remains as currently in place, unless the new eFunds should change the policy later.

Physical exam: The Company pays for annual full physical exams for all executives over the age of 45.

This agreement will supercede any existing written or oral agreement or understanding regarding your employment at Deluxe or with eFunds Corporation.

Steve, I hope these points resolve any questions or issues for you. If so, please sign one copy and return it to me at your convenience in the enclosed envelope. I can't tell you how

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pleased I am to be working with you to help the eFunds Corporation develop and realize the great future ahead of us.


Best regards,

/s/ J. A. Blanchard III

Chairman and Chief Executive Officer



Accepted  /s/ Steve Coleman            Date  2/16/00
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